Exhibit(j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 48 to the Registration Statement on Form N-1A of Fidelity Hereford Street Trust:  Fidelity Government Money Market Fund of our report dated June 13, 2017 on the financial statements and financial highlights included in the April 30, 2017 Annual Report to Shareholders of the above referenced fund(s), which is also incorporated by reference into the Registration Statement.

We further consent to the reference to our Firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/PricewaterhouseCoopers LLP
Boston, Massachusetts

June 22, 2017